Exhibit 10.40

This instrument was prepared by:

Manuel Cords, Esq.

Proskauer Rose Goetz & Mendelsohn

300 Park Avenue

New York, New York 10022

AMENDED AND RESTATED

SUBLEASE AGREEMENT

between

STEMP LEASING CORP.,

as Lessor and

ESSEX GROUP, INC.,

as Lessee

Dated as of January 15, 1985

Location: Franklin, Tennessee

i

21.	ESTOPPEL CERTIFICATES	59

22.	NO MERGER	59

23.	SURRENDER	60

24.	THE GROUND LEASE	60

25.	ATTORNMENT	62

26.	MERGER, CONSOLIDATION OR SALE OF ASSETS	63

27;	SEPARABILITY; BINDING EFFECT; MISCELLANEOUS	64

28.	INVESTMENT TAX CREDIT	65

29.	REPRESENTATIONS	66

30.	HEADINGS AND TABLE OF CONTENTS	66

31.	SCHEDULES	66

	Schedule A

	Schedule B

	Schedule C

ii

AMENDED AND RESTATED SUBLEASE AGREEMENT, dated as of January 15, 1985 (this Lease), between STEMP LEASING CORP., a Delaware corporation (herein, together with any corporation succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, called Lessor) having an address at 666 Third Avenue, New York, New York, Attention: NLA-DS, and ESSEX GROUP, INC., a Michigan corporation (herein, together with any corporation succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, called Lessee), having an address at 1601 Wall Street, Fort Wayne, Indiana 46804.

1.           Lease of Premises; Title and Condition. In consideration of the rents and covenants herein stipulated to be paid and performed by Lessee and upon the terms and conditions herein specified, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the premises (the Premises) consisting of (i) the land (the Land) described in Schedule A, (ii) all buildings and other improvements (including, but without limitation, the attachments and other affixed property but excluding Lessee’s Trade Systems as defined in paragraph 10(a)) now or hereafter located on the Land or on any parcels subject to easements in favor of Lessor (the Improvements) and (iii) the respective easements, rights and appurtenances relating to the Land and the Improvements, including without limitation, all rights under the agreements (Agreements) described in Part II of Schedule A hereto. Lessor’s interest in the Premises is created by a certain Master Lease, dated as of December 1, 1983, as amended and restated by a certain Amended and Restated Master Lease Agreement, dated as of January 15, 1985 (the Master Lease), each between Syrcar Associates Limited Partnership, as lessor, and Lessor, as lessee. As used herein, the term “Master Lessor” shall mean the lessor under the Master Lease, together with its successors and assigns as lessor under the Master Lease. The Premises are leased to Lessee in their condition as of the commencement of this Lease without representation or warranty by Lessor and subject to the rights of parties in possession, to the existing state of title, to all applicable Legal Requirements (as hereinafter defined) now or hereafter in effect and to Permitted Exceptions listed in Schedule A. Lessee has examined the Premises and title to the Premises and has found all of the same satisfactory for all purposes.

2.           Use. Lessee may use the Premises for any lawful purpose. As long as no default has occurred and is continuing hereunder, Lessor shall not interfere with the peaceful and quiet occupation and enjoyment of the Premises by Lessee, provided that, subject to the security requirements of Lessee or any subtenant lawfully occupying the Premises and the security requirements of the United States Government, where applicable, Lessor and its agents, and designees may enter upon the Premises, at reasonable times after reasonable notice to Lessee, to examine the Premises and show the Premises to prospective purchasers, mortgagees or lessees as long as such examination or showing shall not interfere with the business operations on the Premises of Lessee, or any subtenant lawfully occupying the Premises.

3.           Terms. The Premises are leased for an initial term (the Initial Term) and a primary term (the Primary Term), and, at Lessee’s option, up to four consecutive additional terms of five years each (the Extended Terms), unless and until the term of this Lease shall expire or be terminated pursuant to any provision hereof. The Initial Term, the Primary Term and each Extended Term shall commence and expire on the dates set forth in Schedule B. Lessee shall exercise its option to extend the term of this Lease for each Extended Term by giving notice thereof to Lessor not less than 360 days prior to the expiration of the then existing term.

4.           Rent.

(a) Fixed rent for the Premises during the term of this Lease shall accrue as set forth in this paragraph 4(a) and shall be payable as set forth in Schedule B. Fixed rent for the Premises shall accrue during the Initial Term at the rate of $32,436.00, during the portion of the Primary Term commencing on January 1, 1984 to and including February 28, 1985 at the rate of $451,013.06 per semi-annual rental period, thereafter during the Primary Term at the rate of $480,900.88 per semi-annual rental period and during each Extended Term, if any, at the rate of $367,492.38 per semi-annual rental period (such accrued fixed rent is hereinafter referred to As Fixed Rent). Amounts in respect of Fixed Rent during the Initial

Term, the Primary Term and each Extended Term, if any, shall be paid by Lessee to Lessor in immediately available funds in the amounts set forth in Schedule B (which payments are hereinafter referred to as Rent Payments) on the dates set forth therein (Payment Dates), at Lessor’s address as set forth above, or at such other address or to such other person as Lessor from time to time may designate.. Lessee shall remain fully and unconditionally liable for the difference between (i) accrued Fixed Rent under this Lease and (ii) Rent Payments actually made in accordance with Schedule B (the aggregate amount of such difference, from time to time, is hereinafter referred to as Deferred Rent). At such time as any Rent Payment is in excess of accrued Fixed Rent for the period in respect of which such Rent Payment is made, Lessee’s unconditional liability for Deferred Rent shall thereupon be reduced by the amount of such excess. If for any reason this Lease shall terminate prior to the date on which the Primary Term is to expire, then, unless Lessee attorns to the lessor under the Master Lease and this Lease continues in full force and effect as a direct lease between Lessee and Master Lessor pursuant to the provisions of paragraph 25 hereof (in which case, Lessee shall remain fully and unconditionally liable for Deferred Rent), on the date of such termination, Lessee shall pay to Lessor in immediately available funds, in addition to any other amounts Lessee may be required to pay to Lessor by the terms and provisions of this Lease, all unpaid Deferred Rent.

(b) All amounts which Lessee is required to pay pursuant to this Lease (other than Fixed Rent, amounts payable upon purchase of the Premises, amounts payable to maintain and repair the Premises pursuant to paragraph 9, amounts payable for additions to and alterations of the Improvements pursuant to paragraph 10, amounts payable for restoration of the Improvements pursuant to paragraph 11 and amounts payable as liquidated damages pursuant to paragraph 18), together with every fine, penalty, interest and cost which may be added for non-payment or late payment thereof, shall constitute additional rent. If Lessee shall fail to pay any such additional rent or any other sum due hereunder when the same shall become due, Lessor shall have all rights, powers and remedies with respect thereto as are provided herein or by law in the case of non-payment of any Rent Payment or Deferred Rent which is then due and payable, and shall, except as expressly provided herein, have the right to pay the same on behalf of Lessee. Lessee shall pay to Lessor interest at the rate of 13.85% (but in no event shall such rate of interest exceed the maximum lawful rate of interest) on all overdue Rent Payments and Deferred Rent from the due date thereof until paid, and on all overdue additional rent or other sums due hereunder, in each case, paid by Lessor on behalf of Lessee from the date of payment by Lessor until repaid by Lessee. Lessee shall perform all its obligations under this Lease at its sole cost and expense, and shall pay all Fixed Rent and additional rent and other sums due hereunder when due and payable, without notice or demand. The term “maximum lawful rate of interest” as used herein shall mean a rate of interest equal to the higher or greater of the following: (i) the “applicable formula rate” defined in Tennessee Code Annotated Section 47-14-102(2), or (ii) such other rate of interest as may be charged under other applicable laws or regulations.

5.             Net Lease.

(a) This Lease is a net lease and any present or future law to the contrary notwithstanding, shall not terminate except as provided in paragraphs 3, 11(b), 13, 14(a) and 18(b), nor shall Lessee be entitled to any abatement or reduction (except as provided in paragraph 11 (c)), set-off, counterclaim, defense or deduction with respect to any Fixed Rent or Rent Payment, or any additional rent or other sum payable hereunder, nor shall the obligations of Lessee hereunder be affected, by reason of: any damage to or destruction of the Premises; any taking of the Premises or any part thereof by condemnation or otherwise; any prohibition, limitation, restriction or prevention of Lessee’s use, occupancy or enjoyment of the Premises, or any interference with such use, occupancy or enjoyment by any person; any eviction by paramount title or otherwise; any default by Lessor hereunder or under any other agreement; the impossibility or illegality of performance by Lessor, Lessee or both; any action of any governmental authority; or any other cause whether similar or dissimilar to the foregoing. The parties intend that the obligations of Lessee hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease.

(b) Lessee shall remain obligated under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Lessor or any overlessor of Lessor, Master Lessor or the lessor under the Ground Lease (Master Lessor and the lessor under the Ground Lease are each hereinafter referred to as an “over-lessor”), or any assignee of Lessor or over-lessor or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court. Subject to the foregoing, Lessee waives all rights to terminate or surrender this Lease, or to any abatement or deferment (except as provided in paragraph 4) of Fixed Rent, Deferred Rent or Rent Payment, additional rent or other sums payable here-under.

(c) Notwithstanding the provisions of this paragraph 5, Lessee shall retain all rights of action against Lessor (but not against any Mortgagee (as hereinafter defined) unless such Mortgagee shall become the actual lessor under this Lease) on account of any breach of

Lessor’s obligations under this Lease or under any other agreement.

6.           Taxes and Assessments; Compliance with Law.

(a) Lessee shall pay, prior to delinquency: (i) all taxes, assessments, levies, fees, water and sewer rents and charges, and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Initial, Primary or any Extended Term hereof, imposed or levied upon or assessed against (A) the Premises, (B) any Fixed Rent, Deferred Rent or Rent Payment, or any additional rent or other sum payable hereunder or (C) this Lease, the leasehold estate hereby created or which arises in respect of the operation, possession or use of the Premises; (ii) all gross receipts or similar taxes (i.e., taxes based upon gross in-come which fail to take into account all customary deductions (e.g., depreciation and interest) relating to the Premises) imposed or levied upon, assessed against or measured by any Fixed Rent, Deferred Rent or Rent Payment, or any additional rent or other sum payable hereunder; (iii) all sales, value added, use and similar taxes at any time levied, assessed or payable on account of the acquisition, leasing or use of the Premises; (iv) all charges of utilities and communications services serving the Premises; and (v) all amounts payable by Lessor pursuant to paragraph 6(a) of the Master Lease. Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income or similar tax of Lessor (other than any tax referred to in clause (ii) above) unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Lessee is required to pay pursuant to this paragraph 6(a), provided, however, that if at any time during the term of this Lease, the method of taxation shall be such that there shall be levied, assessed or imposed on Lessor a capital levy or other tax directly on the rents received therefrom and/or any tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents. or measured in whole or in part by income from the Premises, if in computing such income there is not allowable as a deduction for the taxable year substantially all of the depreciation or interest deductions allowed for federal income tax purposes for the taxable year, or upon the value of the Premises or any present or any future improvement or improvements on the Premises, then all such taxes, assessments, levies or charges or the part thereof so measured or based, shall be payable by Lessee, but only to the extent that such taxes would be payable if the Premises were the only property of Lessor, and Lessee shall pay and discharge the same as herein provided. Lessee will furnish to Lessor, promptly after demand therefor, proof of payment of all items referred to above which are payable by Lessee. If any such assessment may legally be paid in installments, Lessee may pay such assessment in installments; in such event, Lessee shall be liable only for installments which become due and payable during the term hereof.

(b) Lessee shall comply with and cause the Premises to comply with (i) all laws, ordinances and regulations, and other governmental rules, orders and determinations now or hereafter enacted, made or issued, whether or not presently contemplated (collectively Legal Requirements) applicable to the Premises or the use thereof unless Lessee has been granted an exception thereto by duly constituted authorities, (ii) the Agreements and all contracts (including insurance policies), agreements, covenants, conditions and restrictions applicable to the Premises or the owner-ship, occupancy or use thereof which are (a) hereinafter entered into provided that Lessee is a party or has consented thereto or (b) in effect on the date hereof (including but not limited to all such Legal Requirements, contracts, agreements and restrictions which require structural, unforeseen or extraordinary changes) and (iii) the Ground Lease.

7.             Liens. (a) Lessee will promptly remove and discharge any charge, lien, security interest or encumbrance upon the Premises or any Fixed Rent, Deferred Rent or Rent Payment, or any additional rent or other sum payable here-under which arises for any reason, and any charge, lien, security interest or encumbrance which Lessor is required to remove and discharge pursuant to paragraph 7(a) of the Master Lease, including all liens which arise out of the use, occupancy, construction, repair or rebuilding of the Premises or by reason of labor or materials furnished or claimed to have been furnished to Lessee or for the Premises, but not including the liens and encumbrances set forth in Schedule A and any mortgage, charge, lien, security interest or encumbrance created by Lessor or Master Lessor without the consent of Lessee. Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance by any contractor, laborer, materialman, supplier or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. Notice is hereby given that Lessor will not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding the Premises or any part thereof through or under Lessee, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to the Premises.

(b) Provided Lessee shall not then be in default hereunder, at the request of Lessee, Lessor shall, subject to the terms of the Ground Lease and the Master Lease, join in and request any over-lessor of Lessor to join in any (i) grant of easements and other rights in the nature of easements, (ii) release of existing easements or other rights in the nature of easements which are for the benefit of the Premises, (iii) dedication or transfer of unimproved portions of the Premises for road, highway or other public purposes, (iv) execution of petitions to have the Premises annexed to any municipal corporation or utility district, (v) execution of amendments to any covenants and restrictions affecting the Premises and (vi) execution and delivery to any person of any instrument appropriate to confirm or effect such grant, release, dedication and transfer (to the extent of its interests in the Premises), but only upon delivery to Lessor and any over-lessor of Lessor of (x) a certificate of the President or a Vice President of Lessee stating that such grant, release, dedication, transfer, petition or amendment is not detrimental to the proper conduct of the business of Lessee on the Premises, the consideration, if any, being paid for such grant, release, dedication, transfer, petition or amendment and that such grant, release, dedication, transfer, petition or amendment does not materially impair the use of the Premises or reduce their value by more than the amount of such consideration, (y) a duly authorized and binding undertaking of Lessee that Lessee will remain obligated hereunder to the same extent as if such grant, release, dedication, transfer, petition or amendment had not been made, and that Lessee will perform all obligations of Lessor and any over-lessor under such instrument and (z) such other instruments, certificates and opinions of counsel as Lessor or any over-lessor may reason-ably request. Any such grant, release, dedication, transfer, petition or amendment shall be at the cost and expense of Lessee. Master Lessor, if it then owns any interests in the Premises, or Lessor, if Master Lessor does not then own any interests in the Premises, shall be entitled to receive any consideration paid in connection with any such grant, release, dedication, transfer, petition or amendment.

8.             Indemnification. Lessee shall defend all actions against Lessor, any partner, officer,director or shareholder of Lessor and any partner, officer, director or shareholder of any partner of Lessor, or Master Lessor, any partner, officer, director or shareholder of Master Lessor and any partner, officer, director or shareholder of any partner of Master Lessor, and any assignee of any of Lessor’s or Master Lessor’s respective interests in the Premises including without limitation their respective interests in this Lease and the Master Lease (including any person or entity having a beneficial interest in such interests), with respect to, and shall pay, protect, indemnify and save harmless Lessor, any partner, officer, director or shareholder of Lessor and any partner, officer, director or shareholder of any partner of Lessor, or Master Lessor, any partner, officer, director or shareholder of Master Lessor and any partner, officer, director or share-holder of any partner of Master Lessor, or such assignee (collectively, “Indemnified Parties”), from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature (a) to which any of the Indemnified Parties is subject be-cause of Lessor’s or Master Lessor’s estate in the Premises or (b) arising from (i) injury to or death of any person, or damage to or loss of property, on the Premises or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of any thereof, (ii) violation by Lessee of this Lease, (iii) any act or omission of Lessee or its agents, contractors, licensees, sublessees or invitees, and (iv) any contest referred to in paragraph 17.

9.             Maintenance and Repair. (a) Lessee acknowledges that it has received the Premises in good order and repair. Lessee, at its own expense, will maintain all parts of the Premises in good repair and condition, except for ordinary wear and tear, and will take all action and will make all structural and non-structural, foreseen and unforeseen and ordinary and extraordinary changes and repairs which may be required to keep all parts of the Premises in good repair and condition, ordinary wear and tear excepted. Neither Lessor nor Master Lessor shall be required to maintain, repair or rebuild all or any part of the Premises. Lessee waives the right to (x) require Lessor or Master Lessor to maintain, repair or rebuild all or any part of the Premises, or (y) make repairs at the expense of Lessor or Master Lessor pursuant to any Legal Requirement, contract, agreement, covenant, condition or restriction set forth in subparagraph 6(b)(ii), at any time in effect.

(b) In the event that all or any part of the Improvements shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the agreements or conditions affecting the Premises or any part thereof, or shall hinder or obstruct any easement or right-of-way to which the Premises are subject, then, promptly after written request of Lessor (unless such encroachment, violation, hindrance, obstruction or impairment is a Permitted Exception contained in Schedule A) or of any person so affected, Lessee shall, at its expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom or (ii) if Lessor consents thereto in writing, make such changes, including alteration or removal, to the Improvements as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments or (iii) take such other action as shall be necessary to re-move or eliminate such encroachments, violations, hindrances, obstructions or impairments.

10.         Alterations. (a) Lessee may, at its expense, make additions to and alterations of the Improvements, and construct-additional Improvements provided that (i) the market value of the Premises shall not be materially lessened thereby, (ii) such work. shall be expeditiously completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements and the requirements of all insurance policies required to be maintained by Lessee here-under, and (iii) no exterior walls of the Improvements shall be demolished unless Lessor’s prior consent shall have been obtained. All such additions and alterations shall be and remain part of the realty and the property of Lessor and shall be subject to this Lease.

Lessee may place upon the Premises any inventory, systems (such as pollution control systems and equipment, and electrical and plumbing service systems, materials handling apparatus and similar adjuncts to manufacturing operations), machinery or other equipment belonging to Lessee or third parties (hereinafter collectively defined as “Lessee’s Trade Systems”). Lessee shall have the right, at any time during the term of this Lease or any extension thereof, to remove Lessee’s Trade Systems, as well as all other personal property of every nature belonging to Lessee, provided, however, that any damage to the Premises or any portion thereof occasioned by such removal shall be repaired by the Lessee at Lessee’s sole cost and expense. As used herein and hereafter, the term “Lessee’s Trade Systems” shall not include or be deemed to include any general purpose item now or hereafter installed in the Premises so as to be an integral part of the Premises, such as, without limiting the generality of the foregoing, heating, ventilation, and air conditioning plant and systems, electrical and plumbing fixtures and systems and other like equipment and fixtures, but said term shall include such plant, systems, fixtures and equipment which are unique to Lessee’s manufacturing operations and processes.

The parties are aware that the Premises may contain equipment and facilities owned by Lessee or third parties (other than Lessee’s Trade Systems) necessary and useful in order to carry out the Lessee’s business. Without limiting the generality of the foregoing, the parties, therefore, agree that such facilities and equipment shall be deemed to be personal property (even if affixed or attached to the

Premises in such fashion as to otherwise cause said equipment or facilities to be deemed a fixture), and shall, subject to paragraph 9, be removable at will by Lessee at Lessee’s expense as provided above, provided that such removal will not have material adverse effect on the value of the Premises.

(b) (i) Lessor and Lessee contemplate that, after the commencement of the Primary Term, Lessee may desire to construct additional improvements on the Premises. Lessee may request Lessor to arrange for the financing of construction in accordance with this Lease on the Premises of additions, buildings, structures or other improvements (collectively the “Additions”) not required under any provision of this Lease; and, so long as the Master Lease is in effect, Lessor agrees to request the Master Lessor to arrange such financing. Such request shall set forth in reasonable detail the estimated amount of such costs and expenses, such amount to be not less than $250,000. Upon receipt of such request, Lessor agrees to make every reasonable effort to arrange, or to assist Master Lessor to arrange for the financing of such Additions on terms and conditions satisfactory to Lessor and Lessee. Lessor and Lessee shall negotiate in good faith concerning the financing of construction of such Additions and the amendment of the rental and purchase provisions of this Lease, having regard to then existing economic, financial and money market conditions. Since the likely principal source of funds to finance such costs and expenses will be the sale of notes by Lessor or by

Master Lessor, the parties hereto recognize that such amendment of the rental and purchase provisions of this Lease must be of such nature as to permit the sale of such notes or other debt obligations. Lessor shall incur no liability by reason of its inability or the inability of Master Lessor to arrange for such financing, and this Lease shall continue in full force and effect notwithstanding such inability.

(ii) If Lessor and Master Lessor shall be unable to arrange such financing, and if such Additions are to be either contiguous to any of the Improvements or freestanding upon land constituting, part of the Premises, at the request of Lessee and provided Lessee shall not then be in default under this Lease, Lessor shall join in and request Master Lessor and the lessor under the Ground Lease release from this Lease, the Master Lease and the Ground Lease, so much of the unimproved land portion of the Premises as is necessary for the construction and operation of such proposed improvements with access to and from a public street and easements for the maintenance of utilities and as shall be of sufficient size to comply with applicable subdivision and zoning requirements (Unimproved Land); provided, however, and upon the condition that the portion of the Premises remaining subject to this Lease after such acquisition shall (i) be capable of being operated as a separate economic unit without additional cost to Lessor, (ii) be a single parcel of land, (iii) include the buildings located on the land described in Schedule A at the commencement of the Initial Term of this Lease (or the replacements of such buildings), (iv) have adequate access to and from public streets and easements for the maintenance of all utilities, and (v) not be in violation of any applicable law, rule, regulation, ordinance, covenant or restriction; and provided further that this Lease shall continue in full force and effect with respect to such remaining portion. Upon such release of the Unimproved Land from the Master Lease and the Ground Lease, Lessor and Lessee agree to release the Unimproved Land from the terms of this Lease and both Schedule A hereto and the definition of “Premises” shall be modified accordingly. No such release of Unimproved Land from this Lease shall result in any reduction of Fixed Rent or any Rent Payment under this Lease.

11.           Condemnation and Casualty. (a) Lessee hereby irrevocably assigns to Lessor any award, compensation or insurance payment to which Lessee may become entitled by reason of Lessee’s interest in the Premises (i) if the use, occupancy or title of the Premises or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain or (ii) if the Premises or any part thereof are damaged or destroyed by fire, flood or other casualty. Lessor shall appear in any such proceeding or action, to negotiate, prosecute and adjust any claim for any award, compensation or insurance payment on account of any such damage, destruction, taking, requisition or sale; and Lessor shall collect any such award, compensation or insurance payment. All amounts paid in connection with any such damage, destruction, taking, requisition or sale shall be applied pursuant to this paragraph 11, and all such amounts (minus the reasonable expense of collecting such amounts, including any reimbursement for costs and expenses in connection therewith to which the Master Lessor is entitled pursuant to the Master Lease and any amount thereof to which the ground lessor under the Ground Lease shall be entitled), are herein called the Net Proceeds. Lessor shall pay all reasonable costs and expenses in connection with each such proceeding, action, negotiation, prosecution and adjustment for which costs and expenses Lessor shall be reimbursed out of any award, compensation or insurance payment received. Lessee shall be entitled to participate in any such proceeding, action, negotiation, prosecution and adjustment. Lessor will not consent to any award, compensation or insurance payment where any portion of such award, compensation or insurance payment is made in respect of. Lessee’s interest in the Premises, without the consent of Lessee, which consent shall not be unreasonably withheld.

(b) If an occurrence of the character referred to in clauses (i) or (ii) of paragraph 11(a) shall affect all or a substantial portion of the Land and Improvements and shall render the Improvements unsuitable for restoration for continued use and occupancy in Lessee’s business, the Lessee shall, not later than 90 days after such occurrence, deliver to Lessor and any overlessor designated by Lessor (i) notice of its intention to terminate this Lease on the next Payment Date (the Termination Date) which occurs not less than 180 days after the delivery of such notice, (ii) a certificate of Lessee describing the event giving rise to such termination and stating that its board of directors has determined that such event has rendered the Improvements unsuitable for restoration for continued use and occupancy in Lessee’s business, and (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement with third parties then in effect or of appropriate waivers of any such violations. If the Termination Date occurs during the Initial Term or Primary Term, such notice to Lessor shall be accompanied by an irrevocable offer by Lessee to purchase on the Termination Date the interests of Lessor and Master Lessor in the remaining portion of the Premises and the Net Proceeds, if any, payable in connection with such occurrence (or the right to receive the same when made, if payment thereof has not yet been made), at a price determined in accordance with Schedule C. If either (1) Lessor shall reject such offer by notice given to Lessee not later than the 20th day prior to the Termination Date or shall be deemed to have rejected such offer as provided in the next succeeding sentence or (2) the Termination Date occurs during an Extended Term, this Lease shall terminate on the Termination Date, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or. prior to the Termination Date, upon payment by Lessee of all Deferred Rent to and including the Termination Date, and all Rent Payments, additional rent and other sums then due and payable hereunder to and including the Termination Date, and the Net Proceeds shall belong to Lessor provided, that, if such termination is the result of an event of the character described in clause (i) of paragraph 11(a), the Net Proceeds shall be divided between Lessor and Lessee in proportion to the value of their respective interests in the Premises at the time of the occurrence of such event. If either the Master Lessor shall reject the offer required to be made by Lessor in accordance with paragraph 11(b) of the Master Lease or such offer by Lessor shall be deemed revoked or rescinded as provided in paragraph 11(b) of the Master Lease, then, for all purposes hereunder and irrespective of whether Lessor shall have theretofore accepted Lessee’s offer, Lessor shall conclusively be deemed to have rejected Lessee’s offer in accordance with this paragraph. Unless Lessor shall have rejected such offer or shall have been deemed to have rejected such offer, in either case in accordance with this paragraph, Lessor shall be conclusively presumed to have accepted such offer, and, on the Termination Date, there shall be conveyed to Lessee or its designee the interests of Lessor and the Master Lessor in the remaining portion of the Premises, if any, and there shall be assigned to Lessee or its designee all of the interests of Lessor and the Master Lessor in the Net Proceeds together with any amounts which Lessor or Master Lessor may have earned on such Net Proceeds from the date of receipt of such Net Proceeds to the Termination Date, pursuant to and upon compliance with paragraph 15.

(c) If, after an occurrence of the character referred to in clauses (i) or (ii) of paragraph 11(a), Lessee does not give notice of its intention to terminate this Lease as provided in paragraph 11(b), then this Lease shall continue in full effect, and if such occurrence is during the Initial or Primary Term of the Lease, Lessee shall rebuild, replace or repair any damage to the Premises caused by such event in conformity with the requirements of paragraph 10 so as to restore the Premises (as nearly as practicable, giving due consideration to the reduction in size of the Premises attributable to condemnation) to the condition and market value thereof immediately prior to such occurrence. Prior to any such rebuilding, Lessor and Lessee shall agree on the maximum cost of such rebuilding (the Restoration Cost). The Restoration Cost shall be paid first out of Lessee’s own funds to the extent that the Restoration Cost exceeds the Net Proceeds payable in connection with such occurrence, after which expenditure Lessee shall be en-titled to receive the Net Proceeds, but only against certificates of Lessee delivered to Lessor from time to time as such work of rebuilding, replacement and repair progresses, each such certificate describing the work for which Lessee is requesting payment and the cost incurred by Lessee in connection therewith and stating that Lessee has not theretofore received payment for such work. Lessee may post a bond, satisfactory to Lessor, in an amount equal to that by which the Restoration Cost exceeds the Net Proceeds. If Lessee posts such bond, the Restoration Cost shall be paid first out of the Net Proceeds and to the extent that the Restoration Cost exceeds the Net Proceeds, the balance of the Restoration Cost shall be paid out of Lessee’s own funds. Any Net Proceeds remaining after final payment has been made for such work shall be retained by Lessor in the case of an occurrence of the character referred to in clause (i) of paragraph 11(a) (provided, however, that if the Restoration Cost is paid first out of Lessee’s own funds and the Net Proceeds exceed the balance of the Restoration Cost, there shall be paid to Lessee first out of the remaining Net Proceeds, to the extent available, an amount equal to that of Lessee’s own funds paid for the Restoration Cost, and the balance of the remaining Net Proceeds, if any, shall be retained by Lessor) and shall be paid to Lessee in the event of an occurrence of the character referred to in clause (ii) of paragraph 11(a). To the extent that any Net Proceeds in excess of $25,000 remain after restoration and are retained by Lessor, (i) Schedule C shall be modified by recomputing the. percentages set forth in Column 2 thereof to reflect at each period therein the present value of the remaining Rent Payments (reduced as described below) during the Primary Term of this Lease using a discount rate of 5.236% per semiannual rental period and by further modifying such percentage so as to reduce any amounts for which payment is determined pursuant to Schedule C, for the periods following such modification, by the amount of Deferred Rent (recomputed as determined below) unpaid with respect to each period following the period in which such modifications are made; (ii) each Rent Payment payable on and after the first Payment Date occurring six months or more after the final payment to Lessee for such work shall be reduced by an amount determined by multiplying each subsequent Rent Payment by a fraction, the numerator of which shall be the amount so retained, and the denominator of which shall be an amount determined by subtracting from the Basic Amount (as defined in Schedule C) all amounts theretofore retained by Lessor; provided, however, that the reduction of each Rent Payment from year sixteen through year twenty-five of the Primary Term shall be calculated by multiplying the. final Rent Payment payable in year fifteen of the Primary Term by the fraction referred to in this clause (ii); (iii) Fixed Rent thereafter accruing (m) during the Primary Term of this Lease shall equal the aggregate of Rent Payments payable during the remainder of the Primary Term (as reduced as described above) minus the amount of Deferred Rent as of the date of. reduction, all divided by the number of semi-annual rental periods (including fractions thereof) thereafter remaining during the Primary Term of this Lease and (n) during each Extended Term of this Lease, if any, shall equal the Rent Payment (as reduced as described above) payable for each rental period during such Extended Term; and (iv)

notwithstanding anything to the contrary contained in this paragraph; (a) the Fixed Rent and Rent Payments per square foot of the Improvements after the reductions provided for in clauses (ii) and (iii) of this paragraph 11(c) shall not be less than the respective Fixed Rent and Rent Payments per square foot prior to such reduction for each rental period; and, if this clause (iv) results in an adjustment to Fixed Rent, then (b) the Rent Payments. thereafter payable during the Primary Term (after the adjustments provided for in clauses (ii) and (iii) and this clause (iv)) shall each be increased by an equal amount so that the aggregate Rent Payments thereafter payable shall equal the sum of Fixed Rent thereafter accruing (after the adjustments provided for in clauses (ii) and (iii) and this clause (iv) of this. paragraph 11(c)) during the remainder of the Primary Term of this Lease plus the amount of Deferred Rent as of the date of the reduction. For purposes of determining the Fixed Rent and Rent Payments per square foot of the Improvements, the initial square footage of the Improvements shall be the number of square feet thereof reflected on the most recent as-built survey obtained by Lessor prior to the commencement of the Primary Term. In the event of any temporary requisition, this Lease shall remain in full effect and Lessee shall be entitled to receive the Net Proceeds allocable to such temporary requisition; except that. such portion of the Net Proceeds allocable to the period after the expiration or termination of the term of this Lease shall be paid to

Lessor. If the cost of any repairs required to be made by Lessee pursuant to this paragraph 11(c) shall exceed the amount of the Net Proceeds, the deficiency shall be paid by Lessee.

12.         Insurance. (a) Lessee will maintain insurance on the Premises of the following character:

(i)                                                                                  Insurance against loss by fire, flood, lightning and other risks which at the time are included under “extended coverage” endorsements, in amounts sufficient to prevent Lessor, Lessee or Master Lessor from becoming a co-insurer of any loss but in any event in amounts not less than 100% of the actual replacement value of the Improvements, exclusive of foundations and excavations.

(ii)                                                                               General public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises and adjoining streets and sidewalks, in the minimum amounts of $2,000,000 for bodily injury or death to any one person, $3,000,000 for any one accident, and $2,500,000 for property damage or in such greater amounts as are then customary for property similar in use to the Premises.

(iii)                                                                            Workers’ compensation insurance (including employers’ liability insurance, if requested by Lessor) to the extent required of Lessee by the law of the state in which the Premises are located and to the extent necessary to protect Lessor and any overlessor and the Premises against workers’ compensation claims.

(iv)                                                                           Explosion insurance in respect of any boilers and similar apparatus located on the Premises in the minimum amount of $250,000 or in such greater amounts as are then customary for property similar in use to the Premises.

(v)                                                                              Such other insurance, as may reasonably be requested by Lessor, in such amounts and against such risks, as is commonly obtained in the case of property similar in use to the Premises and located in the state in which the Premises are located, including war-risk insurance when and to the extent obtainable from the United States Government or any agency thereof.

Such insurance shall be written by companies of nationally recognized financial standing legally qualified to issue such insurance, and shall name as insured parties Lessor, any overlessor of Lessor and Lessee as their interests may appear. Such insurance shall include a waiver by the insurer of its rights, if any, to be subrogated to claims against lessor under the Ground Lease, Master Lessor, Lessor and Lessee at Lessee’s expense. If the Premises or any part thereof shall be damaged or destroyed by fire or other casualty, and if the estimated cost of rebuilding, replacing or repairing the same shall exceed $25,000, Lessee promptly shall notify Lessor thereof.

(b) Every such policy (other than any general public liability or workers’ compensation policy) shall bear a mortgagee endorsement in favor of the mortgagee or beneficiary (whether one or more, the Mortgagee) under each mortgage, deed of trust or similar security instrument creating a first lien on the interests of Lessor or any overlessor of Lessor in the Premises (whether one or more, the Mortgage); and any loss under any such policy shall be payable to the Mortgagee to be held and applied pursuant to paragraph 11. Every policy referred to in paragraph 12(a) shall (i) provide that it will not be cancelled or amended except after 30 days’ written notice to Lessor, any overlessor of Lessor and the Mortgagee, (ii) provide that it shall not be invalidated by any act or negligence of Lessor, Lessee, or any person or entity having an interest in the

Premises, nor by occupancy or use of the Premises for purposes more hazardous than permitted by such policy, nor by any foreclosure or other proceedings relating to the Premises, nor by change in title to or ownership of the Premises, and (iii) include effective waiver by the insurer of all claims for premiums against all insured parties thereunder (other than Lessee or any affiliate of Lessee providing such insurance).

(c) Lessee. shall deliver to the Lessor, any overlessor of Lessor and the Mortgagee originals of the applicable insurance policies or original or duplicate certificates of insurance, satisfactory to Lessor, any overlessor of Lessor and the Mortgagee, evidencing the existence of all insurance which is required to be maintained by Lessee hereunder, such delivery to be made (i) promptly after the execution and delivery hereof and (ii) at least 30 days prior to the expiration of any such insurance. Lessee shall, within thirty (30) days of receiving the same, deliver to the Lessor and the Mortgagee originals or copies of any amendments affecting the premises or the insurance policies or original or duplicate certificates of insurance referred to in the immediately preceding sentence. Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this paragraph 12 unless Lessor, any overlessor of Lessor and the Mortgagee are each a named insured therein, with loss payable as provided herein. Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to the

Lessor, any overlessor of Lessor and the Mortgagee the policies or certificates evidencing the same. Any insurance required hereunder may be provided under blanket policies provided that the Premises are specified therein.

(d) Notwithstanding the provisions of this paragraph 12, so long as this Lease remains in effect and the net worth of the Guarantor (as hereinafter defined) is not less than $2,500,000,000, then and in such event, Lessee may, upon notice to Lessor, elect to self-insure against any or all of the risks described in paragraph 12(a) and shall not be required to maintain any such insurance hereunder and the provisions of this paragraph 12 shall not apply to any such insurance maintained by Lessee. Any notice of such election by Lessee shall set forth the type of insurance and the amount thereof which Lessee desires to self-insure and a certification by Lessee that its net worth at the time of such election is then and will thereafter be at least the minimum amount set forth in the first sentence of this paragraph 12(d).

(e) If Lessee elects to self-insure in accordance with the provisions of paragraph 12(d) and in the event of an occurrence of the character referred to in clause (ii) of paragraph 11(a) then, in any such event, Lessee shall deliver to Lessor, if required pursuant to the provisions of paragraph 11 to deliver the proceeds of insurance to Lessor, an amount equal to the amount which would have been provided had Lessee not elected to self-insure and maintained insurance in accordance with the provisions of this paragraph

12. Said amount shall be deemed Net Proceeds (as such term is defined in paragraph 11(a) and shall be subject to the provisions with respect thereto contained in paragraph 11. At all other times, Lessee shall maintain or cause to be maintained insurance in accordance with the provisions of paragraph 12.

(f) The requirements of this paragraph 12 shall not be construed to negate or modify Lessee’s obligations under paragraph 8.

13.         Right of First Refusal. Lessor hereby irrevocably assigns to Lessee all of Lessor’s rights to purchase the interests of the Master Lessor in the Premises pursuant to paragraph 13 of the Master Lease, or, if Lessor shall then own the interests of the Master Lessor in the Premises and at any time during the term of this Lease including Extended Terms, Lessor shall receive and be willing to accept a bona fide offer from a third party to purchase Lessor’s interests in the Premises, other than a bid to offer to purchase such interests at any sale incidental to the exercise of any remedy provided for in the Mortgage, or if Lessor shall offer to sell its interests in the Premises to any third party, Lessor shall promptly transmit to Lessee a written offer to sell such interests to Lessee upon the same terms and conditions as are set forth in the third party offer or its offer to a third party, as the case may be (together with a statement of Lessor’s willingness to accept such offer), together with a true copy of such offer (which shall set forth the name of the offeror), and shall give Lessee 60 days to accept such offer. If Lessee shall accept such offer by written notice to such Lessor within such time, the offer and acceptance shall constitute a contract between them for the sale by Lessor and the purchase by Lessee of Lessor’s interests in the Premises. On the date of such purchase, if no event of default hereunder shall have occurred and be continuing, Lessor shall convey and assign to Lessee Lessor’s interests in the Premises against payment of the sale price therefor, provided that such assignment shall be made subject to this Lease, and this Lease shall continue in full force and effect. If Lessee shall fail to accept such offer within such time, Lessor, within 60 days of the expiration of such time, shall be free to contract to sell its interests in the Premises on terms no less favorable to Lessor than the terms set forth in the third party offer or the offer to sell to a third party, as the case may be, provided that such contract to sell shall be made subject to this Lease. Lessor shall advise Lessee at least 30 days prior to the transfer of title to a third party of the identity of such third party (unless such third party was identified with the copy of the offer transmitted to Lessee). Lessor agrees that it will not sell its interests in the Premises to any third party involved in the manufacture, extrusion or drawing of wire or wire products or if Lessee shall determine in good faith that its security clearance or the security clearance of United

Technologies Corporation, Lessee’s guarantor, under the Industrial Security Regulations of the Department of Defense or any other applicable government agency would be adversely affected by sale to any proposed purchaser and shall so notify Lessor in writing setting forth the basis of such determination then Lessor shall be prohibited from making a sale of its interests in the Premises to such purchaser. The rights assigned and created hereby are exercisable only so long as this Lease is in effect; and Lessor and Lessee agree that Lessee shall exercise such rights only if Lessee is not in default hereunder. The rights assigned hereby shall expire upon the termination or expiration of this lease.

14.         Uneconomic Use. (a) If the Premises shall have become uneconomic or unsuitable for continued use and occupancy in Lessee’s business, and if Lessee has discontinued use thereof or decided to discontinue use thereof, then Lessee may on or after the first day of the eleventh year of the Primary Term give notice to Lessor of its intention to terminate this Lease on any Payment Date (the Termination Date) during the Primary Term specified in such notice which occurs not less than 210 days after the giving of such notice. Such notice shall also include (i) an irrevocable offer by Lessee to purchase the interests of Lessor and the Master Lessor in the Premises on the Termination Date at a price determined in accordance with Schedule C, (ii) a certification by a Vice President of Lessee and dated currently stating that Lessee has determined that the Premises have become uneconomic or unsuitable for continued use and occupancy in Lessee’s business and that Lessee has discontinued use thereof, or will discontinue use thereof, not later than the Termination Date for a period of at least 2 years thereafter, and (iii) documentation. to the effect that termination of this Lease will not be in violation of any operating agreement then in effect, if any.

If Lessor shall reject such offer by notice given to Lessee not later than the 30th day prior to the Termination Date or shall be deemed to have rejected such offer as provided in the next succeeding sentence, this Lease shall terminate on the Termination Date, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to the Termination Date, upon payment by Lessee of all Deferred Rent to and including the Termination Date, and all Rent Payments, all additional rent and all other sums then due and payable hereunder to and including the Termination Date. If the Master Lessor shall reject the offer required to be made by Lessor in accordance with paragraph 14(a) of the Master Lease, then, for all purposes hereunder and irrespective of whether Lessor shall have theretofore accepted Lessee’s offer, Lessor shall conclusively be deemed to have rejected Lessee’s offer in accordance with this paragraph. Unless Lessor shall have rejected such offer or shall have been deemed to have rejected such offer, in either case in accordance with this paragraph, Lessor shall be conclusively presumed to have accepted such offer, and on the Termination Date, there shall be assigned and conveyed to Lessee or its designee the interests of Lessor and the interests of the Master Lessor in the Premises pursuant to and upon compliance with paragraph 15.

(b) If the interests in the Premises are assigned and conveyed to Lessee or its designee pursuant to this paragraph 14, neither Lessee nor any subsidiary or affiliate of Lessee shall use the Premises for a period of two years thereafter, which obligation shall survive the termination of this Lease.

15.         Procedure Upon Purchase. (a) Except in connection with a purchase pursuant to paragraph 13, if Lessee shall purchase any interests in the Premises or any portion thereof pursuant to this Lease, Lessor need not convey or cause to be conveyed any better title thereto than existed in Lessor with respect to its interests in the Premises and/or in Master Lessor with respect to its interests in the Premises, in each case on the date of the commencement of the Initial Term, and Lessee or its designee shall accept such title, subject, however, to the state of title to the Premises on the date on which this Lease commenced; the condition of the Premises on the date of purchase; all charges, liens, security interests and encumbrances on the Premises and all applicable Legal Requirements, but free of (i) the lien of the Mortgage; (ii) charges, liens, security interests and encumbrances resulting from acts of Lessor or the Master Lessor taken without the consent of Lessee; and (iii) the Master Lease.

(b) Upon the date fixed for any purchase of any interest in the Premises or any portion thereof hereunder, Lessee shall pay the purchase price therefor specified herein, together with all Rent Payments, Deferred Rent, additional rent and other sums then due and payable hereunder to and including such date of purchase, and there shall be delivered to Lessee a special warranty deed to or other conveyance of the interests in the Premises or portion thereof then being sold to Lessee and any other instruments necessary to convey the title thereto described in this paragraph 15 and to assign any other property then required to be assigned to Lessee pursuant hereto. Lessee shall pay all charges incident to such conveyance and assignment, including reasonable counsel fees (except counsel fees attributable to clearing title), escrow fees, recording fees, title insurance premiums and all applicable taxes (other than any income (including capital gains) or franchise taxes of Lessor or Master Lessor) which may be imposed by reason of such conveyance and assignment and the delivery of said deed and other instruments, and all amounts payable by Lessor pursuant to paragraph 15(b) of the Master Lease. Upon the completion of any purchase of the entire interest of Lessor in the Premises or of the entire interests of Lessor and Master Lessor in the Premises, as the case may be (but not of any lesser interest than the entire interest of Lessor in the Premises or of the entire interests of Lessor and Master Lessor in the Premises, as the case may be) but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Lessor), this Lease shall terminate, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to such date of purchase. This paragraph 15(b) does not apply to a purchase upon the exercise of the right of first refusal contained in paragraph 13.

16.           Assignment and Subletting. Lessee may sublet the Premises or assign its interest hereunder during the Initial Term, the Primary Term and any Extended Term of this Lease, provided that each assignment or sublease shall expressly be made subject to the provisions hereof. No such assignment or sublease shall modify or limit any right or power of Lessor hereunder or affect or reduce any obligation of Lessee hereunder, and all such obligations shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no assignment or subletting had been made. No such assignment or subletting shall be made if such assignment or subletting would release or reduce the obligations of the Guarantor under the Guaranty, dated as of the date hereof (herein, as amended or supplemented from time to time, called the Guaranty), from Guarantor to Lessor relating to this Lease.

Neither this Lease nor the term hereby demised shall be mortgaged by Lessee, nor shall Lessee mortgage or pledge its interest in any sublease of the Premises or the rentals payable thereunder. Any such mortgage or pledge, and any sublease or assignment made otherwise than as permitted by this paragraph 16, shall be void. Lessee shall, within 10 days after the execution of any such sublease or assignment, deliver a conformed copy thereof to Lessor.

17.           Permitted Contests. Lessee shall not be required, nor shall Lessor have the right, to pay, discharge or remove any tax, assessment, levy, fee, rent (except Rent Payments, Deferred Rent or additional rent or other sums due hereunder payable to or for the benefit of Lessor, or any rent payable to the ground lessor under the Ground Lease), charge, lien, or encumbrance, or to comply with any Legal Requirement applicable to the Premises or the use thereof, as long as Lessee shall contest, in good faith and with diligence, the existence, amount or validity thereof by appropriate proceedings which shall prevent the collection of or other realization upon the tax, assessment, levy, fee, rent, charge, lien or encumbrance so contested, and which also shall prevent the sale, forfeiture or loss of the Premises or any Fixed Rent, Deferred Rent or Rent Payment, or any additional rent or other sum required to be paid by. Lessee hereunder, or any amounts payable by lessee under the Master Lease, to satisfy the same or Legal Requirements, and which shall not affect the payment of any Fixed Rent, Deferred Rent or Rent Payment, any additional rent or any other sum required to be paid by Lessee hereunder, or any amounts payable by lessee under the Master Lease; provided that such contest shall not subject Lessor, Master Lessor or any assignee of their respective interests in the Premises including without limitation their respective interests in this Lease and the Master Lease (including any person or entity having a beneficial interest in such interests), to the risk of any criminal liability or any material civil liability. Lessee shall give such reasonable security as may be demanded by Lessor, Master Lessor or the Mortgagee to insure ultimate payment of such tax, assessment, levy, fee, rent, charge, lien, or encumbrance and compliance with Legal Requirements and to prevent any sale or forfeiture of the Premises, any Fixed Rent, Deferred Rent or Rent Payment, any additional rent or any other sum required to be paid by Lessee hereunder, or any amounts required to be paid by lessee under the Master Lease by reason of such non-payment or noncompliance.

18.         Conditional Limitations; Default Provisions.

(a) Any of the following occurrences or acts shall constitute an event of default under this Lease; (i) failure to (1) make any Rent Payment or pay any Deferred Rent, additional rent or other sum as and when required to be paid by Lessee hereunder and such failure shall continue for 8 days after notice to Lessee of such failure or (2) observe or perform any other provision hereof and such failure shall continue for 28 days after notice to Lessee of such failure (provided, that in the case of any such default which cannot be cured by the payment of money and cannot with diligence be cured within such 28-day period, if Lessee shall commence promptly to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such default may be cured shall be extended for such period as is necessary to complete the curing thereof with diligence); or (ii) if any representation or warranty of Lessee set forth in any notice, certificate, demand or request pursuant hereto shall prove to be incorrect in any material and adverse respect as of the time when the same shall have been made, and the facts shall not be conformed to such representation or warranty promptly after written notice to Lessee of such inaccuracy and Lessor or Master Lessor shall not be restored promptly after such notice to the position it would have enjoyed had any loss or detriment suffered by it as a result of such inaccuracy not occurred; or (iii) if Lessee shall become a debtor in a case filed under Chapter 7 of the Bankruptcy Code, or in a case filed under Chapter 11 of the Bankruptcy Code, or in a case filed under Chapter 7 of the Bankruptcy Code which is transferred to Chapter 11; or if Lessee shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or Mate law, or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Lessee shall consent to or acquiesce in the filing thereof or such petition or answer shall not be discharged or denied within 120 days after the filing thereof; or (iv) if a receiver, trustee or liquidator of Lessee or of all or substantially all of the assets of Lessee or of the Premises or Lessee’s estate therein shall be appointed in any proceeding brought by Lessee, as the case may be, or if any such receiver, trustee or liquidator shall be appointed in any proceeding. brought against Lessee and shall not be discharged within 120 days after such appointment, or if Lessee shall consent to or acquiesce in such appointment; or (v) if the Premises shall have been left unoccupied and unattended for a period of 30 days; or (vi) if as a result of a default by Lessee hereunder the lessor under the Ground Lease shall have the right to terminate or to re-enter and take possession of the premises leased thereunder.

(b) If an event of default shall have happened and be continuing, Lessor shall have the right to give Lessee notice of Lessor’s termination of the term of this Lease. Upon the giving of such notice, the term of this Lease and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the term of this Lease, and all rights of Lessee hereunder shall expire and terminate, but Lessee shall remain liable as hereinafter provided.

(c) If an event of default shall have happened and be continuing, Lessor shall have the immediate right, whether or not the term of this Lease shall have been terminated pursuant to paragraph 18(b), to re-enter and repossess the Premises by summary proceedings, ejectment, any other legal action or in any lawful manner Lessor determines to be necessary or desirable and the right to remove all persons and property therefrom. Lessor shall be under no liability by reason of any such re-entry, repossession or removal. No such re-entry or repossession of the Premises shall be construed as an election by Lessor to terminate the term of this Lease unless a notice of such termination is given to Lessee pursuant to paragraph 18(b), or unless such termination is decreed by a court or other governmental tribunal of competent jurisdiction.

(d) At any time or from time to time after the re-entry or repossession of the Premises pursuant to paragraph 18(c), whether or not the term of this Lease shall have been terminated pursuant to paragraph 18(b). Lessor may (but shall be under no obligation to) relet the Premises for the account of Lessee, in the name of Lessee or Lessor or otherwise, without notice to Lessee, for such term or terms and on such conditions and for such uses as Lessor, in its absolute discretion, may determine. Lessor may collect and receive any rents payable by reason of such reletting. Lessor shall not be liable for any failure to relet the Premises or for any failure to collect any rent due upon any such reletting.

(e) No expiration or termination of the term of this Lease pursuant to paragraph 18(b), by operation of law or otherwise, and no re-entry or repossession of the Premises pursuant to paragraph 18(c) or otherwise, and no reletting of the Premises pursuant to paragraph 18(d) or otherwise, shall relieve Lessee of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, re-entry, repossession or reletting.

(f) In the event of any expiration or termination of the term of this Lease or re-entry or repossession of the Premises by reason of the occurrence of any event of default, Lessee will pay to Lessor all Deferred Rent and all Rent Payments to and including the date of such expiration, termination, re-entry or repossession, and all additional rent and other sums required to be paid by Lessee to and including the date of such expiration, termination, re-entry or repossession; and, thereafter, Lessee shall, until the end of what would have been the term of this Lease in the absence of such expiration, termination, re-entry or repossession, and whether or not the Premises shall have been re-let, be liable to Lessor for, and shall pay to Lessor, as liquidated and agreed current damages: (i) all Rent Payments (increased by the amount of Deferred Rent allocable to each payment period through the 15th year of the Primary Term of this Lease and reduced after the 15th year of the Primary Term of this Lease by that portion of such Rent Payment which constitutes Deferred Rent actually paid pursuant to the first sentence of this paragraph 18 (f)), additional rent and other sums which would be payable under this Lease by Lessee in the absence of such expiration, termination, re-entry or repossession, less (ii) the net proceeds, if any, of any reletting effected for the account of Lessee pursuant to paragraph 18(d), after deducting from such proceeds all expenses of Lessor and Master Lessor in connection with such reletting (including, but not limited to all re-possession costs, brokerage commissions, reasonable attorneys’ fees and expenses, employees’ expenses, alteration costs and expenses of preparation for such reletting). Les-see will pay such current damages on the days on which Rent Payments would be payable under this Lease in the absence of such expiration, termination, re-entry or repossession, and Lessor shall be entitled to recover the same from Lessee on each such day.

(g) At any time after any such expiration or termination of the term of this Lease or re-entry or repossession of the Premises by reason of the occurrence of an event of default, whether or not Lessor shall have collected any current damages pursuant to paragraph 18(f), Lessor shall be entitled to recover from Lessee, and Lessee will pay to Lessor on demand, as and for liquidated and agreed final damages for Lessee’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of (a) the aggregate of all Rent Payments under this Lease (less any Deferred Rent actually paid pursuant to paragraph 18(f)), plus additional rent and other sums which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, the date to which Lessee shall have satisfied in full its obligations under paragraph 18(f) to pay current damages) for what would be the then unexpired term of this Lease in the absence of such expiration, termination, re-entry or repossession, discounted at the rate of 5% per annum over (b) the then fair rental value of the Premises, discounted at the rate of 5% per annum for the same period. If any law shall limit the amount of such liquidated final damages to less than the amount above agreed upon, Lessor shall be entitled to the maximum amount allowable under such law.

(h) (1) In the event that Lessee shall become a debtor under Chapter 7 of the Bankruptcy Code and Lessee’s trustee or Lessee shall elect to assume this Lease for the purpose of assigning the same or otherwise, such election and assignment may be made only if the provisions of sub-paragraphs (2) (i) through (iv) and subparagraph (3) (i) of this paragraph 18(h) are satisfied as if the election to assume were made in a case filed under Chapter 11 of the Bankruptcy Code. If Lessee or Lessee’s trustee shall fail to elect to assume this Lease within 120 days after the filing of such petition or such additional time as provided by the court within such 120-day period, this Lease shall be deemed to have been rejected. Immediately upon such failure or upon a rejection of this Lease by Lessee or Lessee’s trustee, Lessor shall be entitled to possession of the Premises without further obligation to Lessee or Lessee’s trustee and this Lease, upon the election of Lessor, shall terminate, but Lessor’s right to receive damages or liquidated damages pursuant to this paragraph 18 in any such proceeding shall survive.

(2) In the event that the Lessee shall become a debtor in a case filed under Chapter 11 of the Bankruptcy Code, or in a case filed under Chapter 7 of the Bankruptcy Code which is transferred to Chapter 11, Lessee’s trustee or Lessee, as debtor-in-possession, must elect to assume this Lease within 120 days from the date of filing of the petition under Chapter 11 or the transfer thereto, or Lessee’s trustee or Lessee, as debtor-in-possession, shall be deemed to have rejected this Lease. In the event that Lessee, Lessee’s trustee or Lessee, as debtor-in-possession, has failed to perform all of Lessee’s obligations under this Lease within the time periods (excluding grace periods) required for such performance, no election by Lessee’s trustee or Lessee, as debtor-in-possession, to assume this Lease, whether under Chapter 7 or Chapter 11, shall be permitted or effective unless each of the following conditions has been satisfied:

(i)                 Lessee’s trustee or Lessee, as debtor-in-possession, has cured all defaults, under the Lease, or has provided Lessor with Assurance (as defined below) that it will cure, all defaults susceptible of being cured by the payment of money within 10 days from the date of such assumption and that it will cure all other defaults under this Lease which are susceptible of being cured by the performance of any act promptly and with diligence and continuity after the date of such assumption.

(ii)                   Lessee’s trustee or Lessee, as debtor-in-possession, has compensated, or has provided Lessor with Assurance that within 10 days from the date of such assumption Lessor will be compensated for any actual pecuniary loss incurred by Lessor arising from the default of Lessee, Lessee’s trustee or Lessee, as debtor-in-possession.

(iii)                  Lessee’s trustee or Lessee, as debtor-in-possession, has provided Lessor with Assurance of the future performance of each of the obligations under this Lease of Lessee.

(iv)                  Such assumption will not breach or cause a default under any provision of any other lease, Mortgage, financing agreement or other agreement by which Lessor is bound relating to the Premises or any Legal Requirements.

For purposes of this paragraph 18(h), Lessor. and Lessee acknowledge that “Assurance” shall mean no less than: (A) Lessee’s trustee or Lessee, as debtor-in-possession, has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Lessor that sufficient funds will be available to fulfill the obligations of Lessee under this Lease and (B) there shall have been deposited with Lessor, or the Bankruptcy Court shall have entered an order segregating sufficient cash payable to Lessor, and/or Lessee’s trustee or Lessee, as debtor-in-possession, shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Lessee, Lessee’s trustee or Lessee, as debtor-in-possession, acceptable as to value and kind to Lessor and Lessor’s assignees, if any, to secure to Lessor the obligation of Lessee, Lessee’s trustee or Lessee,-as debtor-in-possession, to cure the defaults under this Lease, monetary and/or non-monetary, within the time periods set forth above.

(3) In the event that this Lease is assumed in accordance with paragraph 18(h)(2) hereof and thereafter Lessee is liquidated or files or has filed against it a subsequent petition under Chapter 7 or Chapter 11 of the Bankruptcy Code, then Lessor may, at its option, terminate this Lease and all rights of Lessee hereunder, by giving Lessee notice of its election to so terminate within 30 days after the occurrence of any such event.

(4) If Lessee’s trustee or Lessee, as debtor-in-possession, has assumed the Lease pursuant to the terms and provisions of subparagraphs (1) or (2) of this paragraph 18(h) for the purpose of assigning (or elects to assign) this Lease, this Lease may be so assigned only if the intended assignee has provided adequate assurance of future performance of all of the terms, covenants and conditions of this Lease to be performed by Lessee. As used herein “adequate assurance of future performance” shall mean that no less than each of the. following conditions has been satisfied:

(i)                   The intended assignee has furnished Lessor and Lessor’s assignee, if any, with a current financial statement audited by a certified public accountant indicating a net worth and working capital in amounts which are sufficient to assure the future performance by such assignee of Lessee’s obligations under this Lease or a guarantee, in form and substance satisfactory to Lessor and Lessor’s assignees, if any, from one or more persons with a net worth equal to or in excess of $200,000,000.

(ii)                Lessor has obtained all consents or waivers from others required under any lease, Mortgage, financing arrangement or other agreement by which Lessor is bound to permit Lessor to consent to such assignment.

(iii)                The proposed assignment will not release or impair any guarantee of the obligations of Lessee (including the Guarantor and the proposed assignee) under this Lease.

(5) When, pursuant to the Bankruptcy Code, Lessee’s trustee or Lessee, as debtor-in-possession, shall be obliged to pay reasonable use and occupancy charges for the use of the Premises, such charges shall not be less than the Rent Payments, additional rent and other monetary obligations for real estate taxes, insurance and other charges payable by Lessee under this Lease.

(6) Except as otherwise provided by law or herein, neither the whole nor any portion of Lessee’s interest in this Lease or its estate in the Premises shall pass to any trustee, receiver, assignee for the benefit of creditors, or any other person or entity, unless Lessor shall have consented to such transfer in writing. No acceptance by Lessor of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to constitute such consent by Lessor nor shall it be deemed a waiver of Lessor’s right to terminate this Lease for any transfer of Lessee’s interest under this Lease without such consent.

(7) In the event of an assignment of Lessee’s interests pursuant to this paragraph 18(h), the right of such assignee to extend the term of this Lease for an extended term beyond the then term of this Lease shall be extinguished.

(8) The occurrence of any of the following events with respect to United Technologies Corporation, the guarantor of the obligations of Lessee under this Lease pursuant to that certain Amended and Restated Guaranty from United Technologies Corporation (herein, together with any corporation succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety called the Guarantor) shall be deemed an event of default for purposes of this paragraph 18 and shall entitle Lessor to. exercise the rights and remedies available to Lessor under such paragraph:

(i)           if Guarantor shall file a petition in bankruptcy or for reorganization or for arrangement, or be adjudicated a bankrupt or become insolvent or become a debtor under the Bankruptcy Code or any state bankruptcy or insolvency law or any similar provisions of any future federal or state bankruptcy or insolvency statute; or (ii) if Guarantor shall make an assignment for the benefit of creditors or admit in writing Guarantor’s inability to pay its debts generally as they become due; or (iii) if a petition or answer proposing the adjudication of Guarantor as bankrupt or a debtor or as insolvent or the reorganization of Guarantor pursuant to any present or future federal or state bankruptcy or insolvency code or law shall be filed and Guarantor shall consent to or acquiesce in the filing thereof or in such petition or answer or fail to vacate or discharge the same within 120 days after filing thereof; or (iv) if a receiver, trustee or liquidator of Guarantor or all or substantially all of Guarantor’s assets shall be appointed in any proceeding brought by Guarantor or if Guarantor shall fail to cause the discharge of such appointment within 120 days after such appointment in any proceeding brought against Guarantor or if Guarantor shall consent to or acquiesce in such appointment in any proceeding brought by Guarantor or if Guarantor shall fail to cause the vacating or discharge of such appointment within 120 days after such appointment in any proceeding brought against Guarantor or if Guarantor shall consent to or acquiesce in such appointment in any proceeding brought against Guarantor; or (v) if any representation or warranty of Guarantor set forth in any notice, certificate, demand or request under, pursuant to or in connection with the Guaranty shall prove to be incorrect in any material and adverse respect as of the time the same shall have been made, and the facts shall not be conformed to such representation or warranty promptly after written notice to Guarantor of such inaccuracy and Lessor or Master Lessor shall not be restored promptly after such notice to the position it would have enjoyed had any loss or detriment suffered by it as a result of such inaccuracy not occurred; or (vi) if Guarantor fails to deliver any financial statements, reports, proxy statements or registration statements in accordance with paragraph 7 of the Guaranty and such failure shall continue for 30 days after notice to Guarantor of such failure.

19.         Additional Rights of Lessor. (a) No right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing. Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by Lessor of any Rent Payments, Deferred Rent, additional rent or other sum payable hereunder with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Lessor of any provision hereof shall be deemed to have been made unless made in writing. Lessor shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof, or to any other remedy allowed to Lessor by law.

(b) Lessee hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have to redeem the Premises or to have a continuance of this Lease after termination of Lessee’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the term of this Lease as herein provided, and (ii) the benefits of any law which exempts property from liability for debt or for distress for rent.

(c) If Lessee shall be in default in the performance of any of its obligations hereunder, Lessee shall pay to Lessor, on demand, all expenses incurred by Lessor and Master Lessor as a result thereof, including reasonable attorneys’ fees and expenses. If Lessor and/or Master Lessor shall be made a party to any litigation commenced against Lessee and Lessee shall fail to provide Lessor and Master Lessor with counsel approved by each and pay the expenses thereof, Lessee shall pay all costs and reasonable attorneys’ fees and expenses incurred by Lessor and Master Lessor in connection with such litigation.

20.         Notices, Demands and Other Instruments. All notices, offers, consents and other instruments given pursuant to this Lease shall be in writing and shall be validly given when hand delivered or sent by a courier or express service guaranteeing overnight delivery, (a) if to Lessor, addressed to it at its address set forth above, (b) if to Lessee, addressed to Lessee at its address set forth above and (c) in all cases, with a copy to the Master Lessor, addressed to the Master Lessor c/o Proskauer Rose Goetz & Mendelsohn, 300 Park Avenue, New York, New York 10022, Attention: Managing Clerk. Lessor, Lessee and Master Lessor each may from time to time specify, by giving 15 days’ notice to each other party, (i) any other address in the United States as its address for purposes of this Lease and (ii) any other person or entity that is to receive copies of notices, offers, consents and other instruments hereunder.

21.         Estoppel Certificates. Lessee will, from time to time, upon 20 days’ prior request by Lessor, execute, acknowledge and deliver to Lessor a certificate of Lessee stating that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, and setting forth such modifications) and the dates to which any Rent Payments, Deferred Rent, additional rent and other sums payable hereunder have been paid, and either stating that to the knowledge of the signer of such certificate no default exists hereunder or specifying each such default of which the signer has knowledge and whether or not Lessee is still occupying and operating the Premises. Any such certificate may be relied upon by any prospective mortgagee or purchaser of the Premises.

22.         No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with any of the Ground Lease, the Master Lease or the fee estate in the Premises by reason of the fact that the same. person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate as well as any of (a) the Ground Lease or the leasehold estate thereby created or any interest in the Ground Lease or such leasehold estate or (b) the Master Lease or the leasehold estate thereby created or any interest in the Master Lease or such leasehold estate or (c) the fee estate in the Premises or any interest in such fee estate.

23.         Surrender. Upon the expiration or termination of the Primary Term, or if exercised, any Extended Term, Lessee shall surrender the Premises to Lessor in the condition in which the Premises were originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required hereby and except for ordinary wear and tear. Lessee shall remove from the Premises on or prior to such expiration or termination all property situated thereon which is not owned by Lessor, and shall repair any damage caused by such removal. Property not so removed shall become the property of Lessor, and Lessor may cause such property to be removed from the Premises and disposed of, but the cost of any such removal and disposition and of repairing any damage caused by such removal shall be borne by Lessee.

24.         The Ground Lease. (a) All rights of Lessee and Lessor under this Lease are subject to the covenants, terms and conditions of the Amended and Restated Ground Lease, dated as of January 15, 1985 (the “Ground Lease”), between Essex Group, Inc., as lessor, and Master Lessor, as lessee, thereunder, and the Master Lease. Lessee will duly and punctually observe and perform all covenants, terms and conditions imposed by the Ground Lease upon the lessee thereunder, including, without limitation, the payment of all fixed rent, additional rent, and any other sums payable under or pursuant to the Ground Lease, to the end that lessee under the Ground Lease and Lessor shall have no responsibility for compliance with the provisions of the Ground Lease and shall be exonerated and held harmless from all liability thereunder; provided, however, that Lessee’s obligations under this paragraph 24(a) shall not be greater than the obligations imposed by the Ground Lease upon the lessee thereunder. Lessee shall give Lessor notice of any uncured default under the Ground Lease at least 20 days prior to the expiration of any applicable grace period for the curing of such default, and thereafter Lessor shall be entitled to enter upon the Premises to the extent that such entry is necessary for the curing of such default by Lessor.

(b) If any event shall occur which, pursuant to the terms of the Ground Lease, with or without the passage of time, shall enable the ground lessee under such Ground Lease to terminate the same, Lessee shall notify Lessor and the Mortgagee, if any, of such event within 5 days after Lessee shall have become aware of the occurrence thereof. Notwithstanding any such right of termination, Lessee shall take no action so to terminate such Ground Lease and shall take such action, if any, as shall be necessary to maintain the estate of Lessor in the Premises.

(c) If any event shall occur which, pursuant to the terms of the Ground Lease, with or without the passage of time, shall enable the ground lessor under the Ground Lease to terminate the same or to impair or restrict the rights of the ground lessee thereunder, Lessee shall notify Lessor and the

Mortgagee, if any, of such event within 5 days after Lessee shall have become aware of the occurrence thereof and shall take such action, if any, as shall be necessary to maintain the right in the Premises of ground lessee under the Ground Lease and to enable the full enjoyment of such rights as they existed prior to such impairment or restriction.

25.           Attornment. In the event of a termination or expiration of the Master Lease or rejection of the Master Lease by Lessor as debtor in possession or Lessor’s trustee in bankruptcy, Lessee shall have the right and, at the option of Master Lessor, shall be obligated to attorn to and recognize Master Lessor as Lessee’s lessor under this Lease, in either of which events this Lease shall continue in full force and effect as a direct lease between Lessee and Master Lessor, upon all the terms and conditions of this Lease (including without limitation any rights to extend the term of this Lease) inasmuch as Master Lessor has agreed in such event to recognize this Lease and the rights of Lessee hereunder and not to disturb the possession of Lessee in and to the Premises, all in accordance with the terms and conditions of this Lease. Any such attornment shall be effective and self-operative as of the date of such termination or expiration of the Master Lease without the execution of any further instrument; provided, however, that upon the request of Master Lessor, Lessee shall execute and deliver any such instruments in recordable form as shall be satisfactory to Master Lessor to evidence such attornment. Such attornment shall provide

Master Lessor with all rights of Lessor under this Lease and Lessee shall be obligated to the Master Lessor to perform all of the obligations of Lessee hereunder. Master Lessor shall have no liability to Lessee nor shall the performance by Lessee of its obligations under this Lease, whether prior to or after any such attornment, be subject to any defense, counterclaim or setoff by reason of any default by Lessor in the performance of any obligation to be performed by Lessor under this Lease. The provisions of this paragraph shall survive the termination or expiration of the Master Lease or this Lease.

26.         Merger, Consolidation or Sale of Assets. It shall be a condition precedent to the merger of Lessee into another corporation, to the consolidation of Lessee with one or more other corporations and to the sale or other disposition of all or substantially all the assets of Lessee to one or more other entities that the surviving entity or transferee of assets, as the case may be, shall (except where by operation of law there is an assumption of obligations, covenants and responsibilities of Lessee hereunder) deliver to Lessor and to the Mortgagee an acknowledged instrument in recordable form assuming all obligations, covenants and responsibilities of Lessee hereunder and under any instrument executed by Lessee consenting to the assignment of Lessor’s interest in this Lease to the Mortgagee as security for indebtedness. Lessee covenants that it will not merge or consolidate or sell or otherwise dispose of all or substantially all of its assets unless such an instrument shall have been so delivered.

27.         Separability; Bindinq Effect; Miscellaneous. Each provision hereof shall be separate and independent and the breach of any such provision by Lessor shall not discharge or relieve Lessee from its obligations to perform each and every covenant to be performed by Lessee hereunder. If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforceable to the extent permitted by law. All provisions contained in this Lease shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of Lessor and Lessee to the same extent as if each such successor and assign were named as a party hereto and the same shall be and be construed as covenants running with the land. This Lease may not be changed, modified or discharged except by a writing signed by Lessor and Lessee and consented to by Master Lessor. Any such change, modification or discharge made otherwise than as expressly permitted by this paragraph shall be void. This Lease shall be governed by and interpreted in accordance with the laws of the state in which the Premises are located.

28.         Investment Tax Credit. Lessor agrees to elect, and to execute all documents necessary to effect such election, in accordance with Section 48(d) of the Internal Revenue Code of 1954, as amended, and, the regulation promulgated thereunder, to treat Lessee as having purchased all eligible property in the Premises .in order that Lessee may obtain the benefit of the credit, if any, allowed or allowable with respect thereto under Section 38 of the Internal Revenue Code of 1954, as amended. The Lessor also agrees to elect, and to execute all documents necessary to effect such election in accordance with the laws of the state in which the Premises are located to treat the Lessee as having purchased all eligible property in the Premises in order that the Lessee may obtain the Investment Tax Credit, if any, allowed or allowable under the laws of said State.

29.         Representations. Lessor represents that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has made all necessary filings in the state in which the Premises are located and has the full corporate power and authority to execute and deliver this Lease. Lessee represents that it is a corporation duly organized, validly existing and in good. standing under the laws of the State of Michigan, has made all necessary filings and is duly qualified to do business in the state in which the Premises are located and has the full corporate power and authority to execute and deliver this Lease.

30.         Headinqs and Table of Contents. The table of contents and the headings of the various Paragraphs and

Schedules of this Lease have been inserted for reference only and shall not to any extent have the. effect of modifying, amending or changing the expressed terms and provisions of this Lease:

31.         Schedules. The following are Schedules A, B, and C referred to in this Lease, which Schedules are hereby incorporated by reference herein.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.

STEMP LEASING CORP., Lessor
ATTEST:

By:
Vice President
Assistant Secretary
ESSEX GROUP, INC., Lessee
ATTEST:

By:
Vice President
Assistant Secretary

(Franklin, Tennessee)

(Sublease)
(Memo of Sublease)

SCHEDULE A

PART I

LEGAL DESCRIPTION

All that certain lot, tract or parcel of land lying and being situated on Southeast Parkway Drive in the City of Franklin, County of Williamson, State of Tennessee.

Beginning at a concrete monument located at the end of the Southeast Parkway in the southerly right-of-way and being the southwest corner of the Parkway and the proposed county road and the northeast corner of the herein described land; thence with the westerly right-of-way of the road and the Clyde Russell Sullivan property S 6° 06’ 26” W a distance of 909.30 feet to an iron pin located in the northerly right-of-way of the Franklin By-Pass; thence with the northerly right-of-way of the By-Pass as follows: S 78° 56’ 41” W a distance of 295.38 feet to an iron pin; N 79° 58’ 15” W a distance of 382.25 feet to an iron pin; N 85° 24’ 12” W a distance of 237.27 feet to an iron pin located in the easterly line of the Lasko Metal Products, Inc. property; thence with the easterly line of the Lasko Metal products, Inc. property northerly with a curve concave to the east having a radius of 2800.79 feet a distance of 947.77 feet (long cord N 4° 38’ 36” W, 943.25’). to an iron pin located in the southerly right-of-way of the Southeast Parkway; thence with the southerly right-of-way of the Parkway S 86° 32’ 41” E a distance of 1077.87 feet to the point of beginning.

Being the same property conveyed to Stemp Leasing Corp. from Syrcar Associates Limited Partnership pursuant to a Master Lease Agreement, dated as of December 1, 1983, a memorandum of which was recorded on December 16, 1983 in Book 465, Page 229 in Register’s Office for Williamson County, Tennessee, as amended and restated by Amended and Restated Master Lease Agreement dated as of January 15, 1985, a memorandum of which is recorded in Book        , Page       in Register’s Office for Williamson County, Tennessee.

A-1

Franklin,Tennessee)

SCHEDULE A

PART II

AGREEMENTS

Together with the interests, including, without limitation, the rights, licenses, easements and privileges relating to the above-described property granted in the following instruments (hereinafter called the “Agreements”):

1. Terms and conditions of that certain Common Wall Agreement, dated as of December 1, 1983, •among Essex Group, Inc.,.Syrcar Associates Limited Partnership and United Technologies Corporation, recorded on December 16, 1983 in Volume 465, Page 213 in Register’s Office for Williamson County, State of Tennessee.

A-2

Franklin, Tennessee

(Sublease)

(Memo of Sublease)

SCHEDULE A
PART III
PERMITTED EXCEPTIONS

1.                                       Taxes and assessments of whatever kind which may be a lien but which are not yet delinquent.

2.                                       Easement to construct, operate and maintain electric lines granted by John C. Crouch to the. Tennessee Electric Membership Corporation by instrument dated March 8, 1951 which has not been recorded.

3.                                       Easement to construct, operate and maintain electric lines granted to Middle Tennessee Electric Membership Corporation by instrument dated February 8, 1983 recorded June 15, 1983 in Book 445, Page 588 in Register’s Office for Williamson County, State of Tennessee.

4.                                       Financing Statement in favor of General Electric Credit Corporation recorded with file number 36366 on January. 18, 1983 in Book 432, Page 255 in Register’s Office for Williamson County, State of Tennessee.

5.                                       Easement for sanitary sewer granted to The Town of Franklin, State of Tennessee as shown on a survey made by Ronny G. Brown dated November 10, 1983, redated on December 2, 1983, redated on January 5, 1985 and redated on February      , 1985.

6.                                       Common Wall Agreement between Syrcar Associates Limited Partnership, Essex Group, Inc. and United Technologies Corporation, dated as of December 1, 1983, recorded on December 16, 1983 in Book 465, Page 213 in Register’s Office for Williamson County, State of Tennessee.

7.                                       Ground Lease Agreement, dated as of December 1, 1983, between Essex Group, Inc., as lessor, and Syrcar Associates Limited Partnership, as lessee, a memorandum of which was recorded on December 16, 1983 in Book 465, Page 130 in Register’s Office for Williamson County, State of Tennessee, as amended and restated by Amended and Restated Ground Lease, dated as of January 15, 1985, between Essex Group, Inc., as lessor, and Syrcar Associates Limited Partnership, as lessee, a memorandum of

A-1

(Franklin, Tennessee)
(Sublease)

SCHEDULE B

Terms and Basic Rent Payments

The Initial Term shall commence. on December 15, 1983 and end at midnight on December 31, 1983. The Primary Term shall commence on January 1, 1984 and end at midnight on December 31, 2008. The first Extended Term shall commence on January 1, 2009 and shall end at midnight on the day immediately preceding the fifth anniversary of such commencement date. Each subsequent Extended Term shall commence on the day next succeeding the expiration of the preceding term and shall end at midnight on the day immediately preceding the fifth anniversary of such commencement date.

I.      The Rent Payment for the Premises during the Initial Term of this Lease is $32,436.00 and said Rent Payment was paid on December 31, 1983.

1.             Each Rent Payment for the Premises during the portion of the Primary Term of this Lease commencing on January 1, 1984 and ending on and including February 28, 1985 has been paid.

2.             Each Rent Payment for the Premises during the portion of the Primary Term of this Lease commencing on March 1, 1985 and ending on and including December 31, 1988 is $120,068.86 payable on June 30, 1985 and $178,431.98 payable on December 31, 1985 and thereafter on each June 30 and December 31 during such period to and including December 31, 1988.

3.             Each Rent Payment for the Premises during the portion of the Primary Term of this Lease commencing on January 1, 1989 and ending on and including December 31, 1993 is $378,015.70 and said Rent Payments are payable on June 30, 1989 and thereafter on each December 31 and June 30 during such period to and including December 31, 1993.

4.             Each Rent Payment for the Premises during the portion of the Primary Term of this Lease commencing on January 1, 1994 and ending on and including December 31, 1998 is $450,591.60 and said Rent Payments are payable on June 30, 1994 and thereafter on each December 31 and June 30 during such period to and including December 31, 1998.

5.             Each Rent Payment for the Premises during the portion of the Primary Term of this Lease commencing on January 1, 1999

B-1

and ending on and including December 31, 2003 is $661,553.75 and said Rent Payments are payable on June 30, 1999 and thereafter on each December 31 and June 30 during such period to and including December 31, 2003.

6.             Each Rent Payment for the Premises during the portion of the Primary Term of this Lease commencing on January 1, 2004 and ending on and including December 31, 2008 is $737,204.90 and said Rent Payments are payable on June 30, 2004 and thereafter on each December 31 and June 30 during such period to and including December 31, 2008.

7.                                       Each Rent Payment for the Premises during each Extended Term is $367,492.38 and said Rent Payments are payable on June 30, 2009 and on each succeeding December 31 and June 30 to and including the last day of the last month of December during the last Extended Term..

which is recorded on even date herewith in Register’s Office for Williamson County, State of Tennessee.

8.                                       Option To Purchase Agreement, dated as of December 1, 1983, among Syrcar Associates Limited Partnership, United Technologies Corporation and Stemp Leasing Corp., recorded on December 16, 1983 in Book 465, Page 186 in Register’s Office for Williamson County, State of Tennessee, as amended and restated by Amended and Restated Option to Purchase Agreement, dated as of January 15, 1985, among Syrcar Associates Limited Partnership, United Technologies Corporation and Stemp Leasing Corp., recorded on even date herewith in Register’s Office for Williamson County, State of Tennessee.

9.                                       Option To Lease Agreement, dated as of December 1, 1983, between Syrcar Associates Limited Partnership and. United Technologies Corporation, a memorandum of which was recorded on December 16, 1983, in Book 465, Page 202 in Register’s Office for Williamson County, State of Tennessee, as amended and restated by Amended and Restated Option to Lease Agreement, dated as of January 15, 1985, between Syrcar Associates Limited Partnership and United Technologies Corporation, a memorandum of which is recorded on even date herewith in Register’s Office for Williamson County, State of Tennessee.

10.                                 Master Lease Agreement, dated as of December 1, 1983, between Syrcar Associates Limited Partnership, as lessor, and Stemp Leasing Corp., as lessee, a memorandum of which was recorded on December 16, 1983 in Book 465, Page 229 in Register’s Office for Williamson County, State of Tennessee, as amended and restated by Amended and Restated Master Lease Agreement, dated as of January 15, 1985, between Syrcar Associates Limited Partnership and Stemp Leasing Corp., a memorandum of which is recorded on even date herewith in Register’s Office for Williamson County, State of Tennessee.

B-2

SCHEDULE C

Upon purchase of the Premises pursuant to paragraph 11(b) or paragraph 14(a), the amount determined in accordance with Schedule C shall be the amount equal to the sum of $6,150,500.00 (the Basic Amount), multiplied by the percentage set forth in Column 2 below opposite the period in which the date of purchase occurs. (For purposes of the preceding sentence, period 0 shall be the semi-annual period from January 1, 1985 to and including June 29, 1985, period 1 shall be the semi-annual period commencing June 30, 1985 to and including December 30, 1985 and each succeeding numbered period shall be the following semi-annual period of the Primary term occurring thereafter commencing on a Payment Date and ending on and including the day immediately preceding the next succeeding Payment Date.)

Column 1	Column 2
Period in which Date of Purchase Occurs	Applicable Percentage

0	91.9882
1	90.5245
2	88.4717
3	86.5693
4	84.8251
5	83.2474
6	81.8450
7.	80.6268
8	79.6028
9	78.6130
10	77.6593
11	76.7435
12	75.8677
13	75.0340
14	74.2445
15	73.5016
16	72.8077
17	72.1654
18	71.5773
19	70.9846
20	70.3870
21	69.7842
22	69.1759
23	68.5619
24	67.9419
25	67.3156
26	66.6826
27	66.0425
28	65.3951
29	64.5603
30	63.5283
31	62.2888
32	60.8310
33	59.1433
34	57.2138
35~	55.0298
36	52.5780
37	49.8443
38	46.8140
39	43.4071
40	39.6040
41	35.3839

C-3

42	30.7250
43	25.6043
44	19.9975
45	13.8793
46	7.2229
47	0.0000

C-4